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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


NAB Announces Filing


         On September 26, 2001, NAB Asset Corporation (OTC Bulletin Board:
NABC), filed a voluntary petition for bankruptcy protection (the "Chapter 11 Filing") under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the Northern District of Texas (Case No. 01-37898). The Company remains in possession of its assets and properties and its business and affairs will continue to be managed by its directors and officers, subject to the supervision and orders of the Bankruptcy Court.

         In connection with the Chapter 11 Filing, the Company previously entered into an amended and restated Stock Purchase Agreement (the "Stock Purchase Agreement") with Centex Financial Services, Inc. ("CFS") and Stanwich Financial Services Corp. ("SFSC") on August 6, 2001. Pursuant to the Stock Purchase Agreement, the Company agreed to issue to CFS a number of shares of common stock of the Company equal to 49.9% of the issued and outstanding post-redemption (as described below) common stock of the Company. These shares will be in addition to the 117,500 shares of common stock of the Company currently owned by CFS. Under the Stock Purchase Agreement, at closing CFS will
(i) pay to a disbursing agent an amount (the "Closing Payment") equal to $0.106 multiplied by the number of shares of common stock held by the Non-Principal Holders (the "Closing Payment"), and (ii) pay to the Company approximately $930,000 plus the amount of outstanding payables of the Company. The Non-Principal Holders include all common shareholders of the Company other than CFS, Consumer Portfolio Services, Inc. ("CPS") and Greenhaven Associates, Inc. ("Greenhaven" and, together with CPS and CFS, the "Principal Holders"). Consummation of the transactions contemplated by the Stock Purchase Agreement is contingent on a number of conditions, including without limitation, approval of the plan of reorganization by the bankruptcy court.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in the discussions are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results to differ materially from the Company's expectations. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.